Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 6, 2007, on the consolidated financial statements and the effectiveness of internal control over financial reporting included in the Annual Report of Luby’s, Inc. on Form 10-K for the year ended August 29, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Luby’s, Inc. on Form S-3A (File No. 333-135057, effective October 12, 2006), and on Forms S-8 (File No. 333-135058, effective June 16, 2006, File No. 333-81606, effective January 29, 2002, File No. 333-81608, effective January 29, 2002, File No. 333-55140, effective February 7, 2001, and File No. 333-70315, effective January 8, 1999).

/s/GRANT THORNTON LLP

Houston, Texas
November 6, 2007